Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-145830


                          PROSPECTUS SUPPLEMENT NO. 1

            PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 12, 2008
                     TO PROSPECTUS DATED DECEMBER 6, 2007

                                NO SHOW, INC.


This prospectus supplement updates and amends certain information in our prospectus dated December 6, 2007 that was declared effective by the Securities and Exchange Commission on December 6, 2007. This prospectus supplement amends the prospectus dated December 6, 2007.

The purpose of this supplement is to disclose in the prospectus under the "Plan of Distribution" section of this prospectus, that "the maximum commission or discount to be received by any FINRA member or independent broker/dealer will not be greater than eight (8) percent for the sale of any securities being registered pursuant to SEC Rule 415." You should read this prospectus supplement together with the prospectus.

You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 6 of the prospectus, as updated by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement is February 12, 2008.





















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The following replaces in its entirety the information set forth on page 33 of the prospectus entitled Plan of Distribution:


                               Plan of Distribution
                               --------------------

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets as the common stock may from time to time be trading;
2.  In privately negotiated transactions;
3.  Through the writing of options on the common stock;
4.  In short sales; or
5.  In any combination of these methods of distribution.

There is currently no market for any of our shares, and we cannot give any assurance that our shares will have any market value. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock may be traded on the Over-the-Counter Bulletin Board electronic quotation service. Although we intend to apply for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize. In addition, if a market for our stock does materialize, we cannot give any assurances that a public market for our securities may be sustained. If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.  The market price of our common stock prevailing at the time of sale;
2.  A price related to such prevailing market price of our common stock; or
3.  Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The maximum commission or discount to be received by any FINRA member or independent broker/dealer will not be greater than eight (8) percent for the sale of any securities being registered pursuant to SEC Rule 415.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and they may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;
2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

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